UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2006

ENTRADE INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-15303	52-2153008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Central Avenue, Northfield, Illinois 60093
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 441-6650

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 414a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 12, 2006, Entrade Inc. (the “Company”), through its wholly owned subsidiary Nationwide Auction Systems, Inc. (“Nationwide”), completed the $10.3 million acquisition of all of the outstanding membership interests of Automax Pacific, LLC (“Automax”), an automotive dealership chain with 3 separate locations in southern California. Working capital, expansion and acquisition funding was provided to Nationwide by Axle Capital, LLC, a non-affiliated third party, through a $10.3 million loan agreement (the “Acquisition Loan Agreement”). In connection with the Acquisition Loan Agreement, Entrade issued to Axle Capital: (i) 500,000 shares of its restricted common stock and (ii) a five-year warrant purchase an additional 429,000 shares of Entrade’s common stock at $1.39 per share. Upon satisfaction of certain post closing matters, copies of all relevant documents will be attached as Exhibits to this Form 8-K.

Simultaneously with the Automax acquisition, Nationwide and Axle Capital formed Nationwide Auction Finance, LLC (“Nationwide Finance”), which is owned 80% by Nationwide and 20% by Axle Capital. In connection with the formation of Nationwide Finance, Axle Capital entered into a loan and security agreement with Nationwide Finance, pursuant to which Axle Capital has provided a line of credit up to $25,000,000 to Nationwide Finance for the purpose of providing a source of funds to Nationwide Finance for the acquisition of retail installment sale contracts from Nationwide to finance Nationwide’s retail customers (the “Revolving Line of Credit”).

Both the Acquisition Loan Agreement and the Revolving Line of Credit are collateralized by all of the assets of the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant

See Item 1.01

Item 3.02 Unregistered Sale of Equity Securities

See Item 1.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2006

Entrade Inc. (Registrant)

/s/ Peter R. Harvey
Peter R. Harvey President and Chief Executive Officer